Exhibit 4.17

Offshore business loans

Entrusted agreement

Party A：	Worthy Credit Limited
Party B：	U Power Limited

Whereas：

Party A is a legally registered financing company with financial license in Hong Kong, and Party B is a US listed company in the new energy automobile industry in the People’s Republic of China. Now Party B intends to carry out the sales and operation business of new energy vehicles and swapping station in Hong Kong.

In Hong Kong, there are many new energy vehicle sales agents and customers who purchase and operate swapping station. Due to the possible loan demand of customers in Hong Kong, Party A and Party B now agree that business cooperation, Party B designates Party A to provide loan services for Party B’s customers (hereinafter referred to as borrowers).

Party B entrusts Party A to handle the loan business, in order to clarify their respective rights and obligations, in accordance with the Civil Code of the People’s Republic of China and the provisions of relevant laws and regulations, the parties have reached an agreement through consultation, and the relevant contents of the agreement shall be executed in accordance with national laws and regulations for mutual compliance and execution.

Rights and obligations of Party A

1. Party A shall provide the borrowers submitted Party B with a series of services such as loan signing, evaluation, consolidation, filing, mortgage and lending.

2. According to the laws and regulations of China and Hong Kong, Party A shall timely update and notify Party B of the loan interest rate and standards, and notify Party B of the loan time.

3. Party A shall be responsible for the compliance review of the business introduced by Party B; And ensure that during the loan period legally hold a small loan finance license to ensure that the lending behavior is legal and compliant.

4. If the borrower’s loan is not approved or does not meet the loan conditions for the time being, and there is no solution, Party A shall make the loan after both parties reach a unified solution.

Rights and obligations of Party B

1. The loan information of the borrower provided by Party B to Party A shall be true, legal and valid, and Party B shall truthfully state the true situation to Party A. If the loan conditions of the borrower do not meet the requirements, Party A and Party B shall negotiate together to solve the problem.

2. The borrower shall collect the loan interest according to the standards formulated by Party B and then send them to Party A. Without Party B’s permission, Party A has no right to change them.

3. Party B shall be responsible for assisting Party A in handling the signing procedures and business connection of the credit business.

Amount, interest and term

1. Party B shall pay USD 5 million to Party A by one time;

2. The amount before the loan is paid to Party B’s customers shall be limited to timing deposits and shall not be used for investment or others.

3. On the amount not lent to Party B’s customers, Party A shall be charged an annual interest rate of 2%. The portion that has been lent to Party B’s customer shall be paid 3% annual interest on the amount actually lent to Party B. The above interest will be settled on June 30 each year;

4. The term of cooperation between Party A and Party B is tentatively agreed to end on June 30, 2028, at which time Party A shall return the capital with interest to Party B.

Party A’s commitment

Party A shall strictly perform the obligation of confidentiality and shall not disclose any content of this Agreement to any third party unless the judicial authorities may inquire by relevant documents.

Overdue settlement of loan

If the borrower is overdue on the loan, Party A will be responsible for extending the loan, urging borrower to pay off the loan and other procedures. If there is any lawsuit, Party A shall handle it solely and bear the relevant expenses, and Party B shall have the obligation to assist.

Special matter solving

If national policies, laws and regulations or relevant policies are changed and Party A does not meet the conditions for license of loan, Party A shall provide another finance company to re-sign, and Party B shall notify the borrower to change the loan company to re-sign and go through the relevant procedures again. The Contract shall prevail in terms of the cooperation between the new loan Company and Party B.

responsibility for breach of contract

1. If Party A’s loans was in violation of regulations, it shall return back the loans and pay Party B a fine of not less than 5% of the loan principal;

2. If Party A fails to repay the principal and interest to Party B on schedule, it shall pay a fine of 5% of the principal and interest per day.

Others

1. This cooperation Agreement is made in duplicate, with each party holding one copy. It shall come into force on the date of signature by both parties and shall have the same force of law

2. Both parties may sign supplementary agreements at any time to supplement this Agreement, which shall be official part of this Agreement.

3. If any dispute is not solved by negotiation, the parties settle it legally at the place where the contract is signed.

(Signed page)

Party A (Seal)：	Party B (seal):

representative (sign)：	representative (sign)：

date： 2023.3.31	date：2023.3.31

Place of signature：HK (China)

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